Exhibit 99.1

For Release: March 4, 2005

FTC Seeks Court Order to Force Blockbuster to Comply with Premerger Rules

The Federal Trade Commission today filed a motion in U.S. District Court for the District of Columbia, pursuant to Section 7A(g)(2) of the Clayton Act, 15 U.S.C. § 18a(g)(2), to require Blockbuster, Inc. to comply with the statutory rules of the Hart-Scott-Rodino Act (HSR).

In its motion, the FTC asked the court to act before March 11, 2005, the date on which Blockbuster contends that it is free to consummate its acquisition of Hollywood Entertainment Corporation. The Commission’s filing states that Blockbuster has not yet substantially complied with the Second Request because it provided insufficient and inaccurate pricing data. The HSR Act prohibits Blockbuster from proceeding with the acquisition until 30 days from the date it has substantially complied with the Second Request.

The Commission is not asking the court to rule on whether the transaction would violate the antitrust laws.

The Commission vote authorizing the staff to file the motion was 5-0.

Copies of the Commission’s complaint and memorandum supporting the plaintiff’s motion for order are available from the FTC’s Web site at www.ftc.gov. The FTC’s Bureau of Competition seeks to prevent business practices that restrain competition. The Bureau carries out its mission by investigating alleged law violations and, when appropriate, recommending that the Commission take formal enforcement action. To notify the Bureau concerning particular business practices, call or write the Office of Policy and Evaluation, Room 394, Bureau of Competition, Federal Trade Commission, 600 Pennsylvania Ave, N.W., Washington, D.C. 20580, Electronic Mail: antitrust@ftc.gov; Telephone (202) 326-3300. For more information on the laws that the Bureau enforces, the Commission has published “Promoting Competition, Protecting Consumers: A Plain English Guide to Antitrust Laws,” which can be accessed at http://www.ftc.gov/bc/compguide/index.htm.

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